Exhibit 10.1

EMPLOYMENT AGREEMENT

     This Employment Agreement (this “Agreement”), is executed and entered into on this 6th day of October 2009 (the “Effective Date”), by and between World Series of Golf, Inc., a Nevada Corporation (WSG or the “Company”), with offices at 10161 Park Run Drive, Suite 150, Las Vegas, Nevada 89145 and John Daly, an individual resident in the State of California (the “Executive”).

W I T N E S S E T H :

     WHEREAS, the Company and the Executive wish to enter into this Agreement, which shall set forth the Executive’s terms of employment as Vice President of Broadcast Operations of the Company,

     NOW THEREFORE, in consideration of the mutual promises and agreements herein and for other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive agree as follows:

1.     Application and Effectiveness of Agreements. Effective as of the Effective Date, this Agreement shall govern (i) the employment relationship between the Company and the Executive and (ii) other matters as set forth herein.

2.     Employment; Responsibilities and Authority; Definitions.

          (a) Subject to the terms and conditions of this Agreement, the Company shall employ the Executive as the Vice President of Broadcast Operations during the Employment Period (as defined in Section 3, below) and the Executive shall perform such acts and duties and furnish such services to the Company and its Subsidiaries (as defined below) as the Chief Executive Officer of the Company shall from time to time direct.

          (b) Subject to the terms and conditions of this Agreement, the Executive hereby accepts such employment and agrees to devote his full time and continuous best efforts to the duties provided for herein; provided that nothing herein shall preclude Executive, subject to prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 16. The Company acknowledges and approves Executive’s position and activities with respect to John Daly, Inc; provided, and in the aggregate, that such activities do not conflict or interfere with the material performance of Executive’s duties hereunder or conflict with Section 16.

          (c) For purposes of this Agreement: (1) the “Business of the Company” means the description of the Company’s business as is described in Part I, Item 1 of the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (provided, however, that for purposes of Sections 16(b) through (e) hereof, “Business of the Company” shall mean the Company’s business as of the date of termination of Executive’s employment, as the same may have changed since the Effective Date), (2) the term “Subsidiary” means a corporation or other entity that is at least majority owned, directly or indirectly, by the Company, and (3) the term “Funding” shall mean the consummation of the

Company’s sale of 10% convertible secured promissory notes, convertible into shares of its common stock, par value $0.001 per share, for aggregate proceeds of at least five million dollars ($5,000,000).

3. Term; Employment Period. The “Employment Period” under this Agreement shall commence on the Effective Date and shall continue until terminated at any time by either party upon ninety (90) days prior written notice of termination to the other party, subject to the provisions of Section 9 and 10 hereof.

4. Salary.

          (a) For services rendered to the Company during the Employment Period, the Company shall compensate the Executive with a base salary (“Base Salary”), payable in semi-monthly installments, which initially shall be one hundred eighty thousand dollars ($180,000) per annum commencing on the Effective Date and which shall thereafter be set by Management and the Board from time to time as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”) (but in no event shall it be less than the initial Base Salary). In addition, Executive shall be eligible to receive a target annual percentage increase to the Base Salary of up to 10% (commencing in fiscal year 2011) based the satisfactory achievement of mutually agreed on MBOs (management objectives). To the extent possible, such MBOs shall be established, as to each fiscal year, prior to the end of the second month of such fiscal year.

          (b) The Base Salary provided for under Section 4(a), shall accrue monthly, on the first business day of each calendar month, beginning on the Effective Date. Payment of all or any portion of Base Salary shall be deferred by the Company until the Funding.

5. Incentive Cash Compensation.

          (a) For each fiscal year of the Company or portion thereof during the Employment Period, the Executive shall also be eligible to receive incentive cash compensation based on the Executive’s performance in relation to the performance areas and performance targets which the Board or Compensation Committee shall determine and communicate to the Executive as described below (the “Annual Bonus Plan”). The targeted amount of such Annual Bonus Plan shall be fifty thousand dollars ($50,000) per year; provided, however, that the Executive and the Company acknowledge that the amount actually paid to the Executive pursuant to this Section 5 for any fiscal year or portion thereof may be nil, or may be more or less than said targeted amount.

          (b) Management and the Board shall establish performance criteria for determination of the incentive cash compensation that will be payable to the Executive with respect to each fiscal year of the Company. To the extent possible, such criteria shall be established, as to each fiscal year, prior to the end of the second month of such fiscal year. As an example, such performance criteria may be comprised of several designated performance areas and one or more performance targets in each area.

          (c) As soon as practical, and absent unforeseen circumstances no later than ninety (90) days following the end of each fiscal year of the Company, the Management shall determine, reasonably and in good faith, the extent to which the applicable performance criteria for such fiscal year shall have been achieved and, accordingly, shall cause the appropriate amount of incentive cash compensation to be paid to the Executive. If unforeseen developments occur that in the opinion of Management make the performance areas and/or targets previously determined unachievable, infeasible, or inadvisable — and therefore inappropriate as a measure of the performance of the Executive — Management shall consider in good faith the extent to which the actual performance of the Executive nevertheless warrants payment of the amounts that would have been payable if the performance criteria had been achieved; and, to such extent, payment shall be made to the Executive.

6. Stock Options. The Company and the Executive hereby acknowledge that the Board of Directors shall grant, as and to the extent provided below in this paragraph, to the Executive options to purchase shares of common stock of the Company (the “Outstanding Options”). The terms of the grant agreements granting such Outstanding Options shall govern the rights and obligations of the Executive with respect thereto, subject, however, to the provisions of Sections 10 and 18 of this Agreement, if and as applicable. Upon the Effective Date of this Agreement, the Executive shall receive a grant of options to purchase 500,000 shares of common stock of the Company. The options shall have an exercise price per share equal to the closing bid price of the Company’s common stock on the date of grant (which exercise price shall be subject to customary adjustments for stock splits and stock dividends as provided in the Company’s equity incentive plan) and shall expire on the tenth anniversary of the grant date. The options shall vest monthly over a thirty-six month period, beginning on the first month anniversary of the Effective Date, in equal monthly amounts. It is intended that the maximum number of options qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, and the remaining options shall be treated as non-qualified options.

7. Benefits.

          (a) During the Employment Period, the Company shall provide or cause to be provided to the Executive, and the Executive shall be eligible to participate in or partake of, such employee benefits as are provided to other executive officers of the Company, including in any retirement plans established by the Company.

          (b) The Company shall endeavor to establish a profit sharing plan for its executive officers and certain other employees. If and when such a profit sharing plan is established, the Executive shall have the right, on the same basis as other executives of the Company, to participate in and to receive benefits under such profit sharing plan, provided that, the amount the Executive shall be entitled to receive under such profit sharing plan shall not exceed seventy thousand dollars ($70,000) per calendar year.

8. Paid Time Off. The Executive shall be entitled to paid time off in accordance with the Company’s policies in effect from time to time for executive officers of the Company.

9. Termination.

          (a) Executive’s employment by the Company shall be “at will.” Either the Company or the Executive may terminate Executive’s employment by the Company, with or without Cause or Good Reason (as such terms are defined below), in its or his sole discretion, upon ninety (90) days’ prior written notice of termination. In addition, the Executive’s employment by the Company shall be terminated by his death or “Disability” (as defined below).

Termination of the Executive’s employment as provided for herein shall terminate the Employment Period.

          (b) For purposes of this Agreement, in the case of a termination of the Executive’s employment hereunder by the Executive, the term “Good Reason” shall have the meaning set forth for it below; in the case of a termination of the Executive’s employment hereunder by the Company, the term “Cause” shall have the meaning set forth for it below; and the other terms set out below in this Section 9 shall have the meanings provided for them respectively:

               (i) “Good Reason” shall mean (i) any material diminution in the Executive’s authority or role as Vice President of Broadcast Operations, including his no longer serving as a ranking executive officer in the Company; (ii) failure of the Company to pay to the Executive any amounts of Base Salary and/or incentive cash compensation as provided for in Sections 4 or 5 above, or to honor promptly any of its obligations or commitments regarding stock options or other benefits referred to in Sections 6, 7, and/or 8 above, or to honor promptly any of its other material obligations hereunder, or the Company’s material violation of any of the terms, covenants, representations or warranties contained in this Agreement; (iii) a material demotion in the Executive’s title or status; or (iv) failure of the Executive to have been appointed to a higher level position; provided that, the Executive must notify the Company of the existence of a Good Reason within 90 days of the initial event giving rise to such Good Reason, and the Company shall have 30 days from the date of such notice to cure and remediate such condition and thereby eliminate the Good Reason.

               (ii) “Cause” shall mean (i) the Executive’s willful and repeated failure to perform his duties hereunder or to comply with any reasonable and proper direction given by Management and the Board, which failure continues for a period of thirty (30) days following receipt by the Executive of written notice from the Company containing a specific description of any such alleged failure(s) and a demand for immediate cure thereof; (ii) conviction of the Executive of a criminal offense involving moral turpitude; (iii) the Executive’s commission of an act of fraud or theft against the Company; or (iv) the Executive’s material violation of any of the terms, covenants, representations or warranties contained in this Agreement provided that, in the case of this clause “iv,” if such violation is subject to cure and effective remediation by the Executive, such violation is not so cured and remediated by the Executive within thirty (30) days following receipt by the Executive of written notice from the Company containing a reference to the violation and a demand for immediate cure thereof.

          (c) “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a physician chosen by the Company and to whom the Executive has no reasonable objection.

          (d) “Termination Date” shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date that such Disability is established; (iii) if this Agreement is terminated by the Company or by the Executive, the effective date of the termination as provided in Section 9(a) hereof.

10. Severance.

          (a) Subject to Section 18 hereof, if (i) the Company terminates the employment of the Executive during the Employment Period without Cause, or (ii) the Executive terminates his employment during the Employment Period for Good Reason, then Executive shall be entitled to receive Base Salary, incentive cash compensation (determined on a pro-rated basis as to the year in which the Termination Date occurs), pay for accrued but unused paid time off, and reimbursement for expenses pursuant to Section 11 hereof through the Termination Date, and six (6) months of the Executive’s specified Base Salary hereunder at the rate in effect on the Termination Date payable over six months in accordance with the Company’s regular payroll practices; any then un-vested Outstanding Options shall terminate (with the then-vested Outstanding Options vested and exercisable as specified in the option grant agreements). The Company shall pay the cash amounts provided for in this Section (other than Base Salary) within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs); provided, however, that pay for accrued but unused paid time off shall be paid as soon as practicable following such termination. Notwithstanding the foregoing, the Company shall not be required to pay any severance pay for any period following the Termination Date if it shall have been determined in writing by a court of competent jurisdiction or by any arbitrator appointed pursuant to Section 23 that the Executive has materially violated the provisions of Sections 16 and 17 of this Agreement and such violation has not been cured within thirty (30) days following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure. The Company also may withhold any severance pay while it pursues such determination.

          (b) Subject to Section 18 hereof, if (A) the Executive voluntarily terminates his employment during the Employment Period other than for Good Reason or (B) the Executive’s employment is terminated by the Company during the Employment Period for Cause, then the Executive shall be entitled to receive salary, pay for accrued but unused paid time off, and reimbursement of expenses pursuant to Section 11 hereof through the Termination Date only; vesting of Outstanding Options shall cease on such Termination Date; any then un-vested Outstanding Options shall terminate (with the then-vested Outstanding Options vested and exercisable as specified in the option grant agreements). The Company shall pay the cash amounts provided for in this Section within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs); provided, however, that pay for accrued but unused paid time off shall be paid as soon as practicable following such termination.

          (c) Subject to Section 18 hereof, if the Executive’s employment is terminated during the Employment Period due to death or Disability, the Executive (or his estate or legal representative as the case may be) shall be entitled to receive (i) salary, reimbursement of expenses pursuant to Section 11 hereof, and pay for any unused paid time off accrued through the Termination Date; (ii) a pro-rated amount of incentive cash compensation for the fiscal year in which the Termination Date occurs; and (iii) a lump sum equal to six (6) months of the Executive’s specified Base Salary hereunder at the rate in effect on the Termination Date. In such case, vesting of the Outstanding Options shall cease on such Termination Date, and any then un-vested Outstanding Options shall terminate (with the then-vested Outstanding Options vested and exercisable as specified in the option grant agreements). Except to the extent that more time is required to determine any of the incentive compensation amounts, the Company shall pay the cash amounts provided for in this Section on the thirtieth (30th) day following the Executive’s death, or if termination is due to Disability, within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs).

          (d) In addition to the provisions of 10(a), 10(b), or 10(c), hereof, as the case may be, to the extent COBRA shall be applicable or as provided by law, the Executive and/or his dependants shall be entitled to continuation of group health plan benefits for the periods provided by law following the Termination Date if the Executive (or his survivors) makes the appropriate election and payments; provided, further, that if the Executive and/or his survivors are entitled to severance under Section 10(a) or 10(c) hereof, and the Executive and/or his survivors elect COBRA coverage under a group health plan maintained by the Company, the Company shall continue to contribute towards the cost of such coverage for the Executive and/or his dependents for the twelve (12) month period following his Termination Date, at the same rate which was in effect upon the date of such termination of employment.

          (e) Subject to Section 18 hereof, the Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth or referred to in this Agreement.

11. Expenses. The Company shall, upon the receipt of an expense report from the Executive, pay or reimburse the Executive for all expenses that are reasonably incurred by him in furtherance of his duties hereunder, including without limitation the cost of a cellular phone service, and such further expenses as may be authorized and approved by the Company from time to time.

12. Facilities and Services. The Company shall furnish the Executive with office space, secretarial and support staff, and such other facilities and services as shall be reasonably necessary for the performance of his duties under this Agreement.

13. Mitigation Not Required. In the event this Agreement is terminated, the Executive shall not be required to mitigate his losses or the amounts otherwise payable hereunder by seeking other employment or otherwise. The Executive’s acceptance of any other employment shall not diminish or impair the amounts otherwise payable to the Executive hereunder.

14. Place of Performance. The Executive shall perform his duties at the main offices of the Company subject to reasonable travel requirements which may be authorized and directed from time to time by Management and the Board.

15. Insurance and Indemnity. With respect to his service hereunder, the Company shall maintain, at its expense, customary directors’ and officers’ liability and errors and omissions insurance covering the Executive and, if such coverage is available at reasonable cost, for all other executive officers and directors of the Company, in an amount both deemed appropriate by the Company and available in the marketplace. To the extent such defense and indemnification are not fully and irrevocably provided by Company-supplied insurance, the Company shall defend and indemnify the Executive, to the fullest extent permitted by law, from and against any liability asserted against or incurred by the Executive (a) by reason of the fact that the Executive is or was an officer, director, employee, or consultant of the Company or any affiliate or related party or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employment benefit plan or other entity or enterprise or (b) in connection with any action(s), omission(s), or occurrence(s) during the course of such service or such status as an officer, director, employee, or consultant of or to any of the foregoing. The Company’s obligations under this Section 15 shall survive the termination of the Executive’s employment hereunder and any termination of this Agreement.

16. Non-Competition.

          (a) The Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not during the Employment Period: participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have an interest, directly or indirectly in, any enterprise which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries or with any technology, products or services being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries at the time in question; provided, however, that interests in publicly-traded entities that constitute less than a five percent (5%) interest in such entities, and do not otherwise constitute control either directly or indirectly of such entities, which interests were acquired or are held for investment purposes, shall not be deemed to be a violation of this paragraph.

          (b) In addition, the Executive agrees that, for a period of six (6) months after the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), the Executive shall not (1) own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse’s family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, or (2) participate in, be employed in any capacity by, or serve as director, consultant, agent or representative for, any partnership, corporation, or other entity which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries as of the termination of the Executive’s employment with the Company or which are directly competitive with any technology, products, or services being actively developed by the Company or any of its Subsidiaries, with the bona fide intent to market same, as of the termination of the Executive’s employment at the Company.

          (c) Executive further agrees, for twelve (12) months following the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), to refrain from directly or indirectly soliciting or hiring the Company’s collaborative partners, consultants, certified research organizations, principal vendors, licensees or employees except any such solicitation in connection with activities that would not be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

          (d) Executive further agrees, while employed by the Company and for twelve (12) months following the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), that he will not, directly or indirectly, as a sole proprietor, member of a partnership or as a stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation, other than for the exclusive benefit of the Company or any of its Subsidiaries, solicit or accept business from, or perform or supervise the performance of any services related to such business for, (i) any client of the Company or any of its Subsidiaries who was a client during the Executive’s employment with the Company, (ii) any clients or prospective clients of the Company or any of its Subsidiaries who were solicited or serviced, directly or indirectly, by the Executive, in whole or in part, or (iii) any former client of the Company or any of its Subsidiaries who was a client within one (1) year prior to the Executive’s termination of employment and who was solicited or serviced, directly or indirectly, by the Executive, or by those supervised, directly or indirectly, by the Executive, in whole or in part, in connection with activities that would be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

          (e) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 16 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 16 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

17. Trade Secrets.

          (a) In the course of the term of this Agreement, it is anticipated that the Executive shall have access to secret or confidential technical, scientific and commercial information, records, data, formulations, specifications, systems, methods, plans, policies, inventions, material and other knowledge that is (are) specifically related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement and that is/are owned by the Company or its Subsidiaries (“Confidential Material”). The Executive recognizes and acknowledges that included within the Confidential Material are the following as they may specifically relate or be applicable to the Business of the Company or technology, or to current or specifically contemplated future Company products or services: the Company’s confidential commercial information, technology, formulations and know-how, methods of manufacture, chemical formulations, device designs, pending patent applications, clinical data, pre-clinical data and any related materials, all as they may exist from time to time, and that such material is or may be valuable special, and unique aspects of the Business of the Company. All such Confidential Material shall be and remain the property of the Company. Except as required by his duties to the Company, the Executive shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, the Executive shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by the Executive or others) which are in the possession or under the control of the Executive. The Executive shall not be deemed to have breached this Section 17 if the Executive is compelled by legal process or order of any judicial, legislative, or administrative authority or body to disclose any Confidential Material; provided that Executive shall give prompt notice of such process or order to the Company, and the Executive shall in good faith use reasonable efforts to provide the Company the opportunity to intervene in the event Executive may be compelled to disclose Confidential Information of the Company pursuant to such process or order.

          (b) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 17 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 17 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

          (c) As a matter of policy all compensation matters related to this agreement and other agreements that might follow remain private and confidential data between the employee and the Company and no other employee, vendor, partner and client with the exception of the employee’s legal counsel. Failure to adhere to such matters could result in immediate dismissal or termination of all duties.

18. Payment and Other Provisions After Change of Control.

          (a) In the event the Executive’s employment with the Company is terminated either by the Company or by the Executive (other than because of the Executive’s death or Disability) following the occurrence of a Change of Control, and such termination is without Cause if by the Company, or for Good Reason if by Executive, and the date of such termination is within one (1) year following the occurrence of such Change of Control, then the Executive shall be entitled to receive from the Company, in lieu of the severance payment otherwise payable pursuant to Section 10 hereof, salary, expense reimbursement, and pay for unused paid time off through the termination date and, in addition, the following:

               (i) Additional Amount Based on Base Salary. A lump-sum amount equal to six (6) months of Executive’s specified Base Salary hereunder; and

               (ii) Incentive Cash Compensation. The amount of the Executive’s incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro-rated basis) plus an additional lump-sum amount equal to fifty percent (50%) of the Executive’s Base Salary for such year.

Except to the extent that more time is required to determine the incentive cash compensation payable pursuant to Section 18(a)(ii) hereof, the Company shall pay the cash amounts provided for in this Section 18(a) within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs).

          (b) Other Benefits. Notwithstanding the vesting and/or exercisability provisions otherwise applicable to Outstanding Options, all such stock options shall be fully vested and exercisable upon a Change of Control and shall remain exercisable as specified in the option grant agreements, and subject to the right of the Company to direct the sale of shares in connection with a Change of Control.

          (c) For purposes of this Agreement, the term “Change of Control” shall mean (A) a change in ownership of the Company under paragraph (i) below, or (B) a change in effective control of the Company under paragraph (ii) below, or (C) a change in the ownership of a substantial portion of the assets of the Company under paragraph (iii) below:

               (i) Change in the ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

               (ii) Change in the effective control of the Company. A change in the effective control of the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty (30%) percent or more of the total voting power of the stock of the Company; or (B) a majority of members of the Company’s Board of Directors is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this sub-section (B) is inapplicable where a majority shareholder of the Company is another corporation.

               (iii) Change in the ownership of a substantial portion of the Company’s assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Company that have a total gross fair market value equal to more than forty (40%) percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

19. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered (including by regular messenger service, signature required) or sent by registered or certified mail, return receipt requested, to both his office and his residence, in the case of notices directed to the Executive, or to its principal office, Attn.: Chief Executive Officer, in the case of notices directed to the Company, or to such other address and/or addressee as the party to whom such notice is directed shall have designated for this purpose by notice to the other in accordance with this Section. Such notices shall be effective upon personal delivery or three (3) days after mailing.

20. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (it being acknowledged, however, that the Company and the Executive may enter into certain grant agreements relating to Outstanding Options which shall be effective in accordance with the terms thereof). This Agreement may not be changed orally but only by an instrument in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought; provided that should the Executive be appointed by the Board to an additional executive office of the Company during the Employment Period, the terms of this Agreement shall apply, the references to “Chief Executive Officer” shall be deemed to read “Chief Executive Officer and [insert office]”, and the compensation provisions hereof shall continue unamended. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

21. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any transferee of all or substantially all of the Company’s business or properties. The Executive’s rights hereunder are personal to and shall not be transferable nor assignable by the Executive.

22. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

23. Governing Law; Arbitration. This agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Nevada applicable to contracts made and to be performed wholly within such state. Except as otherwise provided in Sections 16(e) and 17 of this Agreement, any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in Clark County, Nevada or in such other place as the parties hereto may agree.

24. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

25. Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

26. Section 409A. The Executive and the Company intend that any compensation under this Agreement shall be paid in compliance with Section 409A of the Internal Revenue Code such that there are no adverse tax consequences, interest, or penalties as a result of the payments. Notwithstanding any other provisions of this Agreement to the contrary, any payment or benefits otherwise due to the Executive upon the Executive’s termination from employment with the Company shall not be made until and unless such termination from employment constitutes a “Separation from Service”, as such term is defined under Section 409A of the Internal Revenue Code. This provisions shall have no effect on payments or benefits otherwise due or payable to the Executive or on the Executive’s behalf, which are not on account of the Executive’s termination from employment with the Company, including as a result of the Executive’s death. Furthermore, if the Company reasonably determines that the Executive is a “Specified Employee” as defined by Section 409A, upon termination of Executive’s employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to the Executive earlier than six months after the date of termination of Executive’s employment if such payment would violate Section 409A and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after the termination of Executive’s employment. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

27. Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.

     IN WITNESS WHEREOF, World Series of Golf, Inc. has caused this instrument to be signed by a duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.

Company:		World Series of Golf, Inc.

	By:	/s/ Joseph F. Martinez
Name: Joseph F. Martinez
Title: Chief Executive Officer

Executive:

/s/ John Daly
Name: John Daly